Exhibit 10.1

October 24, 2007

Mr. Allan Fletcher
c/o Ashworth, Inc.
2765 Loker Avenue West
Carlsbad, CA 92010

Re: Employment at Ashworth, Inc.

Dear Mr. Fletcher:

In accordance with our recent discussions, we are pleased to confirm our offer to you of a position with Ashworth, Inc. (the “Company”) upon the following terms and conditions:

1. Position; Reporting; Commencement: Your position shall be Chief Executive Officer or any equivalent title and you shall report to the Board of Directors. You will commence employment effective October 24, 2007. You will be required to observe the Company’s personnel and business policies and procedures.

2. Base Salary; Reviews: You will receive an annual salary of $1.00, less applicable withholding and deductions, which is payable on the first day of each year.

3. Bonus: You will have an opportunity to receive an annual bonus that will be determined by the Company’s Compensation and Human Resource Committee. The Compensation and Human Resource Committee will determine the bonus amount based on achievement of Company and individual objectives as set out within the Company’s annual business plan developed by senior management of the Company and approved by the Board of Directors. Your target bonus for fiscal year 2008 based on full achievement of the 2008 business plan objectives will be $500,000 but can be more or less depending on performance. In order to be eligible for the bonus program you must be employed with Ashworth, Inc. through the end of each fiscal year.

4. Business Expenses; Miscellaneous Expenses; Auto Allowance: You will receive reimbursement for normal, ordinary and reasonable business expenses (including business class airfare for yourself) upon your submission of receipts substantiating the expenses claimed in accordance with Company policy. In addition, in light of the distance you will be traveling from home to accept employment with the Company, you will receive reimbursement of up to $40,000 per year for discretional out-of-pocket expenses that might not otherwise be covered by Company policy. You will also receive an auto allowance of $1,000 per month, paid bi-weekly less applicable withholding.

5. Stock Options: The Company will grant you 100,000 non-qualified options to purchase shares of the Company’s common stock at an exercise price equal to the closing share price the day of the Compensation and Human Resources Committee’s grant, which is expected to be the first day of your employment. The options will vest over a two-year period, i.e., 50,000 will vest on the one-year anniversary of the grant and 50,000 will vest on the two-year anniversary of the grant. The option vesting will be accelerated upon the Company’s termination of your employment either without cause, as defined below, or as a result of a change in control. The foregoing options will be exercisable for a period of time from the vesting date until the earlier of (a) one year after termination of your employment for any reason, or (b) ten years after the date of grant.

6. Residential Expenses: You will receive reimbursement for reasonable residential expenses, in lieu of moving expenses, during the term of this Agreement. This amount will include reasonable housing and all other reasonable expenses incurred to enable you to be housed near the Company’s headquarters in premises suitable to your status as Chief Executive Officer of the Company.

7. Country Club Membership: You will be reimbursed by the Company for your purchase of a membership in a country club of your choice in the Southern California area, up to a maximum of $50,000 (which amount need not repaid to the Company upon employment termination). In addition, during the term of this Agreement, you will be reimbursed by the Company for regular and normal membership dues paid by you to such country club up to $1,000 per month.

8. Confidentiality; Use of Licensed Software; Non-Competition; Solicitation of Employees; Return of Property; Termination: You acknowledge that, in the course of your employment with the Company, you will have access to Confidential Information concerning the organization and functioning of the business of the Company, and that such information is a valuable trade secret and the sole property of the Company. Accordingly, except as required by law, legal process, or in connection with any litigation between the parties hereto with respect to matters arising out of this agreement, you agree that you will not, at any time during your employment with the Company or after such employment, whether such employment is terminated as a result of your resignation or discharge, disclose or furnish any such information to any person other than an employee or director of the Company, in the course and scope of your employment, and you will make no use of any such information for your personal benefit.

For the purposes of this Agreement, information shall not be deemed to be “Confidential Information” to the extent that the information (i) is in the public domain, or hereafter becomes generally known or available through no action or omission on your part; (ii) is furnished (other than by you) to any person by the Company or an affiliate, as applicable, other than to a subsidiary of or other company related to the Company, without restriction on disclosure; (iii) becomes known to you from a source other than the Company or an affiliate without a breach of this Agreement or any other agreement with the Company or an affiliate and without any restriction on disclosure; or (iv) is your general knowledge or skill acquired prior to your employment with the Company.

You agree that while employed by the Company and until and for a period of one year following the date of voluntary or involuntary termination, you will not, directly or indirectly, provide services, whether as an employee, consultant, director, independent contractor, agent, owner or partner, to any person or entity that competes or is planning to compete with the Company; provided, however, that (i) your passive investment of up to five percent (5%) of the outstanding voting securities or similar equity interest in a publicly held entity and (ii) your provision of services to the Fletcher Group shall not be deemed a breach of this Agreement.

You agree that during the period of your employment and for a period of two years from the date of voluntary or involuntary termination, you will not directly or indirectly (a) solicit, induce, or attempt to influence any person or business that is an account, customer or client of the Company or any subsidiary to restrict or cancel the business of any such account, customer or client with the Company or any subsidiary, or (b) solicit on your behalf, or on behalf of a third party, any then-current employee or sales representative of the Company or any subsidiary or affiliate, to leave his or her employment with or sales representation of the Company or any subsidiary or affiliate; provided, however, that nothing herein shall be deemed to prohibit a general employment solicitation directed at the public.

You further agree that in the event of such termination, whether voluntary or involuntary, you will not remove from the offices of the Company any personal property that does not rightfully and legally belong to you and that you will return on the date of your said termination, to an authorized representative of the Company, any and all property belonging to the Company. You also agree that you will provide passwords on request for personal computer files.

9. At-Will Employment: You understand and agree that you are being employed for an unspecified term and that this is an “at-will” employment relationship. This means that either you or the Company may terminate your employment at will at any time with or without cause or notice. This at-will aspect of your employment, which includes only the right of the Company to terminate you to the exclusion of any transfer, demotion and/or reassignment, which will be deemed termination without cause for the purpose hereof if you resign as a result, may not be modified, amended or rescinded except by an individual written agreement signed by both you and the Company’s Chairman of the Board. This letter sets forth the entire agreement between the parties and there are no prior or contemporaneous representations, promises or conditions, whether oral or written, to the contrary. Without limiting the foregoing and for the avoidance of doubt, in the event of any termination, whether voluntary or involuntary, or with or without cause, you will not be entitled to any payments or benefits, including without limitation any severance payment, other than the acceleration of the stock options granted pursuant to paragraph 5 hereof under the specific circumstances described in paragraph 5 hereof.

For the purpose of this agreement, “cause” shall mean:

1.	Willful and deliberate refusal to comply with a lawful instruction of the Board of Directors, which refusal is not remedied by you within a reasonable period of time after receipt of written notice from the Company identifying the refusal, so long as the instruction is consistent with the scope and responsibilities of your position;

2.	Your act or acts of personal dishonesty;

3.	Your conviction of a felony;

4.	Your violation of the Company’s policies and/or code of conduct;

5.	Your violation of any confidentiality or non-competition agreement with the Company or any affiliate of the Company; or

6.	The willful engaging by you in misconduct which is injurious to the Company.

This offer of employment is contingent upon the satisfactory completion of a background check. The Company reserves the right to withdraw an offer of employment, or to terminate employment, at any time based on information arising from the background check.

If you are in agreement with the terms of this letter, please sign and return one copy to the Human Resource Department and retain one copy for your files to confirm the terms of your employment. If you have any questions, please contact me at your earliest convenience.

Sincerely,

/s/ David M. Meyer
David M. Meyer
Chairman of the Board

Accepted and agreed to this
24th day of October, 2007:

/s/ Allan Fletcher
Allan Fletcher